<10F-3 TRANSACTIONS

MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MERRILL LYNCH ARIZONA MUNICIPAL BOND FUND

SERIES #8

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Commonwealth of Puerto Rico 5.75 7/1/20	$2,000,000	$530,910,993	Goldman Sachs
5/26/00	Puerto Rico Hwy 6.0 7/1/26	$1,000,000	$575,685,000	Salomon Smith Barney
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